Exhibit 99.1

FOR IMMEDIATE RELEASE Contact: George A. Troutman Chief Financial Officer (614) 748-1150 george.troutman@pinnacle.com

PDSI REPORTS 2006 FOURTH QUARTER AND YEAR RESULTS

COLUMBUS, Ohio (March 15, 2007) – Pinnacle Data Systems, Inc. (“PDSi”) (AMEX: PNS) today announced results for the fourth quarter and year ended December 31, 2006.

Michael R. Sayre, President and Chief Executive Officer, stated, “We are pleased with the record sales for the fourth quarter and year 2006, which reflect further progress toward full implementation of our business strategy. 2006 was our fourth consecutive year of record sales, with annual sales growth averaging approximately 50%. In the fourth quarter of 2006, an unusually high level of orders from our two largest customers required extraordinary effort on our part to deliver the record sales, which is a 70% increase over the third quarter of 2006. Simultaneous with this growth, we continued the consolidation of our California and Ohio production facilities in Groveport, Ohio. While we met our customers’ incremental needs and accomplished a great deal strategically, we are disappointed that these efforts did not result in more profits to the bottom line in the fourth quarter.”

Mr. Sayre also said, “We continued to address our scalability needs during the quarter and emerged from this period with stronger capabilities, which included hiring a new Vice President of Operations. We are committed to profitable sales growth. In addition to our operational improvement plans, we are actively evaluating and challenging existing business that consistently performs below expected returns and taking a more strategic approach to new business we bring into the Company going forward. The Company is focused on opportunities with customers who recognize and value our role as an enabler to meet their specialized product and service needs. Sales in the first half of 2007 are anticipated to be comparable to the first half of 2006 with the activities noted above benefiting our operating and financial performance during the second half of 2007.”

Fourth Quarter 2006

Sales for the three months ended December 31, 2006 increased 65% to a record $26.3 million from $15.9 million for the same period last year. The fourth quarter of 2006 revenues represent the largest quarter in the Company’s history. This year-over-year increase was led by significantly higher product sales, especially with two customers.

Gross profit was $4.7 million, or 17.7% of total sales, for the fourth quarter of 2006 versus $3.8 million, or 23.8% of total sales, for the same period a year ago. The margins obtained on the higher volume orders in the quarter coupled with the comprehensive consolidation activities resulted in gross profit margins below our expectations. The gross margin decline for the fourth quarter of 2006 compared to the prior year was due to lower margin business and higher costs associated with completing the record shipments. These costs included temporary labor, overtime, and additional freight charges.

Operating expenses, which include selling, general and administrative (“SG&A”) expense, were $4.2 million for the fourth quarter of 2006 compared to $3.0 million for the same period in 2005. This increase was attributable to one-time costs associated with the consolidation of production facilities as part of the Operational Improvement Plan announced in June 2006, higher staffing in sales and program management at the Company’s Central Ohio facilities following the consolidation, and increased sales commissions related to the record fourth quarter sales.

Income from operations was $505,000 for the fourth quarter of 2006 compared to $785,000 a year ago. The impact of interest and taxes on a quarterly basis resulted in net income of $3,000, or breakeven on a diluted share basis, versus net income of $390,000, or $0.06 per diluted share, a year ago.

2006 Results

Sales for the twelve months ended December 31, 2006, increased to a record $75.9 million from $44.6 million for 2005. The significantly higher sales compared to the prior year were due to solid organic growth in programs with existing customers coupled with the 2005 acquisition.

Gross profit was $14.3 million, or 18.9% of sales, for 2006 versus $10.5 million, or 23.6% of sales, the prior year. Service revenues as a percent of total sales were 14% for 2006 versus 23% in 2005. Gross profit margin percentages on service revenues are consistently higher than product gross profit margin percentages.

Operating expenses were $16.7 million for 2006 compared to $8.7 million the prior year. The increase was due to a full-year of operating expenses from the 2005 acquisition compared to approximately four months in 2005. Additionally, there were $2.2 million of one-time special items in 2006, higher staffing in the sales and program management groups, and increased sales commissions consistent with the growth in sales. The one-time special items included costs related to the Operational Improvement Plan, severance expenses and an inventory write-down due to implementation of Restriction of Hazardous Substances (RoHS) standards. As a percent of sales, operating expenses were 22.0% for 2006 versus 19.6% the prior year. Excluding the one-time special items, operating expenses were 19.1% for 2006.

Interest expense rose to $0.8 million for 2006 from $0.3 million for 2005. This increase is due to higher borrowings and slightly higher interest rates during 2006 compared to the prior year. As the Company’s business has grown, it has been required to carry and fund increased inventory and accounts receivable.

The Company reported a net loss of $(1.9) million, or $(0.30) per share, for the twelve months ended December 31, 2006, compared to net income of $0.9 million, or $0.15 per diluted share, for 2005.

Additional Fourth Quarter Operating Results

Product sales for the fourth quarter of 2006 rose to a record $23.6 million from $12.4 million for the same period last year. A substantial portion of the $11.2 million increase in product sales was due to significant orders from customers in the computer and imaging markets.

Product gross profit was $3.4 million versus $1.3 million the prior year. As a percent of sales, product gross profit increased to 14.4% for the fourth quarter of 2006 from 10.7% for the fourth quarter of 2005.

Service sales were $2.7 million for the fourth quarter of 2006 versus $3.5 million for the same period last year. In the fourth quarter of 2005, the Company had significant service revenues from two customers that created unusually high gross profit margins in the quarter. Service gross profit was $1.3 million, or 47% of services sales, for the fourth quarter of 2006 compared to $2.5 million, or 70% of service sales, a year ago.

Fourth Quarter 2006 Highlights

-	Executed a non-binding letter of intent to acquire the stock of privately held Aspan Computer Repair Laboratories B.V. (Aspan). The company is located near Amsterdam, The Netherlands, and is expected to become an integral part of PDSi’s global infrastructure following completion of the acquisition.

-	Susan E. Rothberg joined the Company in November as Vice President of Operations. She has more than 20 years of experience in the high technology sector that includes consistent achievement of improved operations within a global Fortune 500 company.

About PDSi

PDSi provides product lifecycle service solutions to OEMs in the medical, telecommunications, computer, industrial, imaging and defense equipment industries, among others. PDSi offers a full range of computer and computer-related product development and manufacturing services to increase product speed to market and engineered product life, and service and support solutions for units in the field through comprehensive product lifecycle management programs encompassing depot repair, advanced exchange, contact center support and end-of-life control. For more information, visit the PDSi website at http://www.pinnacle.com.

Safe Harbor Statement: This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, but not limited to, statements regarding activities anticipated to benefit operating and financial performance during the second half of 2007. The words “expect”, “anticipate” and similar expressions identify forward-looking statements that speak only as of the date thereof. Investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from historical or anticipated results due to many factors. These factors include changes in general economic conditions, changes in the specific markets for the Company’s products and services, changes in customer order patterns, changes in the Company’s business or its relationship with major technology partners or significant customers, pricing pressures, lack of adequate financing to take advantage of business opportunities that may arise, lack of success in technological advancements, and risks associated with the Company’s new business practices, processes and information systems. For more details, please refer to the Company’s Securities and Exchange Commission filings, including its most recent Annual Report on Form 10-KSB and quarterly reports on Form 10-Q and 10-QSB.

PINNACLE DATA SYSTEMS, INC.

BALANCE SHEETS

(Dollars in thousands)

	December 31, 2006	December 31, 2005
ASSETS
CURRENT ASSETS
Cash	$42	$486
Accounts receivable, net of allowance for doubtful accounts of $138 and $70, respectively	17,718	12,556
Inventory, net	11,732	9,233
Prepaid expenses	499	421
Income taxes receivable	1,030	—
Deferred income taxes	858	833

Total current assets	31,879	23,529

PROPERTY AND EQUIPMENT
Leasehold improvements	511	329
Furniture and fixtures	408	389
Computer equipment and related software	3,373	2,715
Shop equipment	619	599

Total property and equipment, cost	4,911	4,032
Less accumulated depreciation and amortization	(3,667)	(3,250)

Total property and equipment, net	1,244	782

OTHER ASSETS
Deferred income taxes	138	—
Other assets	597	108

Total other assets	735	108

TOTAL ASSETS	$33,858	$24,419

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Line of credit	$9,109	$9,336
Short-term note	4,000	—
Accounts payable	11,851	6,122
Accrued expenses:
Wages, payroll taxes and benefits	1,053	979
Other	947	652
Income taxes	—	366
Unearned revenue	204	209

Total current liabilities	27,164	17,664

LONG-TERM LIABILITIES
Deferred income taxes	—	63
Accrued other	675	—

Total long-term liabilities	675	63

TOTAL LIABILITIES	27,839	17,727

COMMITMENTS AND CONTINGENCIES	—	—

STOCKHOLDERS’ EQUITY
Preferred stock; no par value; 4,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock; no par value; 25,000,000 shares authorized; 6,363,448 and 5,985,356 shares issued and outstanding, respectively	3,435	2,755
Additional paid-in capital	1,263	754
Retained earnings	1,321	3,183

Total stockholders’ equity	6,019	6,692

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$33,858	$24,419

PINNACLE DATA SYSTEMS, INC.

STATEMENTS OF OPERATIONS

(Dollars in thousands, except for per share totals)

	For the Quarters Ended		For the Years Ended
	December 31, 2006	December 31, 2005	December 31, 2006	December 31, 2005
SALES
Product sales	$23,575	$12,404	$65,344	$34,444
Service sales	2,698	3,494	10,576	10,162

Total sales	26,273	15,898	75,920	44,606

COST OF SALES
Product sales	20,180	11,078	56,583	30,155
Service sales	1,431	1,032	5,020	3,904

Total cost of sales	21,611	12,110	61,603	34,059

GROSS PROFIT	4,662	3,788	14,317	10,547
OPERATING EXPENSES	4,157	3,003	16,661	8,739

(LOSS) INCOME FROM OPERATIONS	505	785	(2,344)	1,808

OTHER EXPENSE
Interest expense	249	141	800	289

(LOSS) INCOME BEFORE INCOME TAXES	256	644	(3,144)	1,519
INCOME TAX (BENEFIT) EXPENSE	253	254	(1,282)	582

NET (LOSS) INCOME	$3	$390	$(1,862)	$937

BASIC (LOSS) EARNINGS PER COMMON SHARE	$—	$0.07	$(0.30)	$0.16

DILUTED (LOSS) EARNINGS PER COMMON SHARE	$—	$0.06	$(0.30)	$0.15

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic	6,356,438	5,967,953	6,252,209	5,867,986

Diluted	6,490,386	6,349,532	6,252,209	6,284,439

PINNACLE DATA SYSTEMS, INC.

STATEMENTS OF CASH FLOWS

(Dollars in thousands)

	December 31, 2006	December 31, 2005
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss) income	$(1,862)	$937

Adjustments to reconcile net (loss) income to net cash used in operating activities:
Depreciation	417	485
Stock-based compensation expense	176	—
Provision for doubtful accounts	241	10
Inventory reserves	(736)	271
Provision for deferred taxes	(352)	(394)
Loss on disposal of property and equipment	—	2
(Increase)/decrease in assets:
Accounts receivable	(5,403)	(4,349)
Inventory	(1,764)	(970)
Prepaid expenses and other assets	(107)	(6)
Income taxes receivable	(1,030)	382
Increase (decrease) in liabilities:
Accounts payable	5,395	(1,016)
Accrued expenses and taxes	765	(174)
Unearned revenue	(6)	17

Total adjustments	(2,404)	(5,742)

Net cash used in operating activities	(4,266)	(4,805)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(878)	(243)
Proceeds from acquisition	—	125

Net cash used in investing activities	(878)	(118)

CASH FLOWS FROM FINANCING ACTIVITIES
Net (payments on) proceeds from line of credit	(227)	6,811
Proceeds from short-term note	4,000	—
Outstanding checks in excess of funds on deposit	248	382
Proceeds from stock options exercised	679	489
Payment of debt assumed in acquisition	—	(2,282)
Principal payments on capital lease obligation	—	(6)

Net cash provided by financing activities	4,700	5,394

(DECREASE) INCREASE IN CASH	(444)	471
Cash at beginning of period	486	15

Cash at end of period	$42	$486

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